Exhibit 99(e)

FOR RELEASE: July 30, 2009	DELPHI MEDIA CONTACT: Lindsey Williams — 248.813.2528 DELPHI INVESTOR CONTACT: Eric Creech — 248.813.2498
DELPHI’S MODIFIED PLAN OF REORGANIZATION
CONFIRMED BY BANKRUPTCY COURT
TROY, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) announced today that the Honorable Judge Robert D. Drain of the United States Bankruptcy Court for the Southern District of New York entered an order confirming the First Amended Joint Plan of Reorganization, as modified, of Delphi Corporation and certain of its affiliates. The Court ruled that Delphi had met all of the statutory requirements to confirm its Plan, as modified.
     “We deeply appreciate the support of Delphi by all of our customers, employees, suppliers and other stakeholders during one of the most challenging periods in automotive history,” said Rodney O’Neal, Delphi’s CEO and president. “Delphi has executed a dramatic transformation of our business during the restructuring process and will emerge as a strong and resilient company. The process has not been without great sacrifice on the part of several stakeholders, however, we have taken the necessary actions to position Delphi as a competitive enterprise with a pipeline full of outstanding technologies that help our customers meet the demands of their consumers. We look forward to the future with our new ownership.”
     Delphi plans to emerge during the current calendar quarter following the syndication and closing of its exit financing facilities and satisfaction of other conditions to the Effective Date of the Plan, including closing on transactions contemplated under the provisions of the Master Disposition Agreement.
     The Plan has the support of certain DIP Lenders and the administrative agent, the Creditors’ Committee, Wilmington Trust Company as indentured trustee, the Pension Benefit Guaranty Corporation, certain state and federal agencies, and various other parties. Details of the Plan can be found by accessing the Delphi Legal Information Website at http://www.delphidocket.com.
     ABOUT DELPHI’S CHAPTER 11 CASE
     Delphi’s Chapter 11 cases were filed on Oct. 8, 2005, in the United States Bankruptcy Court for the Southern District of New York and were assigned to the Honorable Robert D. Drain under lead case number 05-44481 (RDD).
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     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. More information on Delphi’s U.S. restructuring and access to court documents, including all of the documents referenced in this press release and other general information about the Chapter 11 cases, is available at www.delphidocket.com.
     Information on the case can also be obtained on the Bankruptcy Court’s website with Pacer registration: http://www.nysb.uscourts.gov. For more information about Delphi and its operating subsidiaries, visit Delphi’s website at www.delphi.com.
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